EXHIBIT 99.1

CSG Appoints Finance Veteran Samantha Greenberg to Board of Directors

DENVER, May 16, 2024 – CSG® (NASDAQ: CSGS) today announced the addition of finance veteran Samantha Greenberg to its board of directors. Her appointment adds deep financial market and capital allocation expertise that has helped both public and private technology companies create meaningful shareholder value.

“As CSG strives to grow and diversify our revenue faster, Samantha’s invaluable expertise will strengthen our board room governance and decision-making,” said Ron Cooper, chair of the board of directors, CSG. “Her proven track record of driving financial excellence and value creation for technology companies across public and private markets is unmatched. She also shares our commitment to fostering a diverse and inclusive culture at CSG, as we continue to strengthen our board with different perspectives, expertise and experiences.”

“This is an exciting time to join the CSG board as the company continues to set new records for growth,” said Greenberg. “CSG’s strong culture of innovation and collaboration fuels its performance in providing extraordinary customer experiences. I'm eager to work with the board and management team to help CSG create even greater impact for our customers and communities while generating long-term value for our stakeholders.”

Greenberg is currently Chief Financial Officer at ID.me, a next-generation digital identity wallet and network that simplifies how more than 129 million users securely login and prove their identity online through a single login tied to verified and reusable identities that remove friction from people's lives as they authenticate to government agencies and over 600 consumer brands. At ID.me, Greenberg leads all financial activities including financial and strategic planning, capital markets, M&A, accounting and audit, investor relations, treasury and tax. She serves on ID.me’s Risk Council, monitoring and assessing enterprise risk tolerances and execution of mitigations. Prior to joining ID.me, Greenberg served as Chief Financial Officer of Mint House, a technology-led hospitality provider, where she implemented operational improvements and systems implementations, executed a cost reduction program and led the largest capital raise in the company’s history. Prior to that, Greenberg held leadership roles at financial institutions including Citadel, Margate Capital Management and Paulson & Co. Greenberg has executed numerous financings and M&A transactions. She is a former mergers and acquisitions investment banker and investor at Goldman Sachs and private equity investor at Francisco Partners, a technology private equity firm.

Greenberg received her MBA from Stanford University's Graduate School of Business and graduated Summa Cum Laude from the Wharton School at the University of Pennsylvania with a B.S. in Economics and dual concentration in Finance and Strategic Management. She has been named to DCA Live’s “2023 Tech CFO Stars”, Stanford University Graduate School of Business's “Top 100 Alumni in Investing & Finance,” Ernst & Young’s “50 Leading Women in Hedge Funds,” and Institutional Investor’s “Hedge Fund Rising Stars”.

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About CSG

CSG empowers companies to build unforgettable experiences, making it easier for people and businesses to connect with, use and pay for the services they value most. Our customer experience, billing and payments solutions help companies of any size make money and make a difference. With our SaaS solutions, company leaders can take control of their future and tap into guidance along the way from our fiercely committed and forward-thinking CSGers around the world.

Want to be future-ready and a change-maker like the global brands that trust CSG? Visit csgi.com to learn more.

Contacts:

Tammy Hovey

Public Relations

+1 (917) 520-2751

tammy.hovey@csgi.com

John Rea

Investor Relations

+1 (210) 687-4409

john.rea@csgi.com